THE BANK OF NEW YORK COMPANY, INC.
Financial Highlights
(Dollars in millions, except per share amounts)
(Unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003

Revenue (tax equivalent basis)	$ 1,677	$1,694	$1,429
Net Income	364	307	295
Basic EPS	0.47	0.40	0.41
Diluted EPS	0.47	0.40	0.41
Cash Dividends Per Share	0.19	0.19	0.19

Return on Average Common Shareholders’ Equity	17.17%	14.91%	17.80%
Return on Average Assets	1.47	1.26	1.49

Efficiency Ratio	68.9	66.9	60.0

Assets	$92,693	$92,397	$79,710
Loans	35,858	35,283	31,573
Securities	24,153	22,903	19,599
Deposits – Domestic	33,517	33,730	33,280
– Foreign	22,444	22,676	23,664
Long-Term Debt	6,276	6,121	5,685
Common Shareholders’ Equity	8,760	8,428	6,874

Common Shareholders’ Equity Per Share	$11.27	$10.85	$ 9.41
Market Value Per Share of Common Stock	31.50	33.12	20.50

Allowance for Credit Losses as a Percent of Total Loans	2.20%	2.28%	2.63%
Allowance for Credit Losses as a Percent of Non-Margin Loans	2.66	2.72	2.67
Allowance for Loan Losses as a Percent of Total Loans	1.76	1.89	2.12
Allowance for Loan Losses as a Percent of Non-Margin Loans	2.13	2.26	2.14

Tier 1 Capital Ratio	7.52	7.44	7.92
Total Capital Ratio	11.57	11.49	12.72
Leverage Ratio	5.83	5.82	6.68
Tangible Common Equity Ratio	5.22	4.91	5.52

Employees	22,820	22,901	19,491

Assets Under Custody (In trillions)
Total Assets Under Custody	$8.6	$8.3	$6.8
Equity Securities	33%	34%	25%
Fixed Income Securities	67	66	75
Cross-Border Assets Under Custody	$2.4	$2.3	$1.9

Assets Under Administration (In billions)	$44	$32	$27

Assets Under Management (In billions)
Total Assets Under Management	92	89	76
Equity Securities	36%	34%	29%
Fixed Income Securities	22	22	24
Alternative Investments	13	10	9
Liquid Assets	29	34	38

THE BANK OF NEW YORK COMPANY, INC.
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	For the three months ended March 31,
	2004	2003
Interest Income
Loans	$ 118	$ 311
Margin Loans	34	3
Securities
Taxable	181	160
Exempt from Federal Income Taxes	10	13
	191	173
Deposits in Banks	68	30
Federal Funds Sold and Securities Purchased under Resale Agreements	16	15
Trading Assets	14	44
Total Interest Income	441	576

Interest Expenses
Deposits	118	146
Federal Funds Purchased and Securities Sold Under Repurchase Agreements	3	3
Other Borrowed Funds	9	2
Customer Payables	13	--
Long-Term Debt	30	39
Total Interest Expense	173	190

Net Interest Income	268	386
Provisions for Credit Losses	12	40
Net Interest Income After Provision for Credit Losses	256	346

Noninterest Income
Servicing Fees
Securities	716	474
Global Payment Services	79	78
	795	552
Private Client Services and Asset Management Fees	108	90
Service Charges and Fees	96	97
Foreign Exchange and Other Trading Activities	106	65
Securities Gains	33	7
Other	92	33
Total Noninterest Income	1,230	844

Noninterest Expense
Salaries and Employee Benefits	574	423
Net Occupancy	81	58
Furniture and Equipment	51	36
Clearing	48	29
Sub-custodian Expense	22	16
Software	49	35
Communications	24	20
Amortization of Intangibles	8	3
Other	156	119
Total Noninterest Expense	1,013	739
Income Before Income Taxes	473	451
Income Taxes	109	156
Net Income	$ 364	$ 295

Per Common Share Data: Basic Earnings	$0.47	$0.41
Diluted Earnings	0.47	0.41
Cash Dividends Paid	0.19	0.19
Diluted Outstanding	778	726

THE BANK OF NEW YORK COMPANY, INC.
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	March 31, 2004	December 31, 2003
Assets
Cash and Due from Banks	$ 2,702	$ 3,843
Interest-Bearing Deposits in Banks	9,921	8,286
Securities Held-to-Maturity	1,382	261
Available-for-Sale	22,771	22,642
Total Securities	24,153	22,903
Trading Assets at Fair Value	4,266	5,406
Federal Funds Sold and Securities Purchased Under Resale Agreements	3,775	4,829
Loans (less allowance for loan losses of $632 in 2004 and $668 in 2003)	35,226	34,615
Premises and Equipment	1,388	1,398
Due from Customers in Acceptances	263	170
Accrued Interest Receivable	309	214
Goodwill	3,354	3,276
Intangible Assets	787	816
Other Assets	6,549	6,641
Total Assets	$92,693	$92,397

Liabilities and Shareholders’ Equity
Deposits Noninterest-Bearing (principally domestic offices)	$14,271	$14,789
Interest Bearing
Domestic Offices	19,696	19,282
Foreign Offices	21,994	22,335
Total Deposits	55,961	56,406
Federal Funds Purchased and Securities Sold Under Repurchase Agreements	869	1,039
Trading Liabilities	2,744	2,519
Payables to Customers and Broker-Dealers	9,934	10,192
Other Borrowed Funds	855	834
Acceptances Outstanding	265	172
Accrued Taxes and Other Expenses	4,245	4,256
Accrued Interest Payable	158	82
Other Liabilities (including allowance for lending- related commitments of $158 in 2004 and $136 in 2003)	2,626	2,348
Long-Term Debt	6,276	6,121
Total Liabilities	83,933	83,969

Shareholders’ Equity
Class B Preferred Stock – par value $2.00 per share, authorized 5,000,000 shares, outstanding 3,000 shares in 2004 and in 2003	--	--
Common Stock-par value $7.50 per share, authorized 2,400,000,000 shares, issued 1,042,425,158 shares in 2004 and 1,039,968,482 shares in 2003	7,818	7,800
Additional Capital	1,668	1,647
Retained Earnings	5,548	5,330
Accumulated Other Comprehensive Income	158	72
	15,192	14,849
Less: Treasury Stock (264,891,643 shares in 2004 and 264,649,827 shares in 2003), at cost	6,431	6,420
Loan to ESOP (126,960 shares in 2004 and in 2003) at cost	1	1
Total Shareholders’ Equity	8,760	8,428

Total Liabilities and Shareholders’ Equity	$92,693	$92,397

Note:  The balance sheet of December 31, 2003 has been derived from the audited financial statements at that date.

THE BANK OF NEW YORK COMPANY, INC.
Average Balances and Rates on a Taxable Equivalent Basis
(Preliminary)
(Dollars in millions)

	For the three months ended March 31, 2004			For the three months ended March 31, 2003
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS

Interest-Bearing Deposits in Banks (primarily foreign)	$11,692	$ 68	2.35%	$ 4,987	$ 30	2.40%
Federal Funds Sold and Securities Purchased Under Resale Agreements	7,115	16	0.93	5,003	15	1.24
Margin Loans	6,179	34	2.18	432	3	2.51
Loans Domestic Offices	23,074	55	1.05	18,652	214	4.68
Foreign Offices	9,201	63	2.74	12,888	97	3.04
Non-Margin Loans	30,275	118	1.56	31,540	311	4.01

Securities
U.S. Government Obligations	440	3	2.31	325	3	3.70
U.S. Government Agency Obligations	4,300	35	3.23	3,253	34	4.19
Obligations of States and Political Subdivisions	247	3	5.56	381	7	6.85
Other Securities	18,010	155	3.44	14,018	138	3.95
Trading Securities	2,753	15	2.15	5,712	44	3.13
Total Securities	25,750	211	3.27	23,689	226	3.83
Total Interest-Earning Assets	81,011	447	2.22%	65,651	585	3.62%

Allowances for Credit Losses	(679)			(655)
Cash and Due from Banks	2,971			2,811
Other Assets	16,375			12,844
TOTAL ASSETS	$99,678			$80,651

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Deposits
Money Market Rate Accounts	$ 6,607	$ 11	0.68%	$ 7,678	$ 19	0.99%
Savings	9,149	15	0.67	8,490	18	0.92
Certificates of Deposit $100,000 & Over	3,987	12	1.24	4,726	20	1.75
Other Time Deposits	1,016	4	1.46	1,272	6	1.82
Foreign Offices	25,834	76	1.18	23,867	83	1.39
Total Interest-Bearing Deposits	46,593	118	1.02	46,033	146	1.29

Federal Funds Purchased and Securities Sold Under Repurchase Agreements	1,612	3	0.66	1,291	3	0.96
Other Borrowed Funds	2,398	9	1.49	660	2	1.44
Payables to Customers and Broker-Dealers	6,973	13	0.73	128	-	0.84
Long-Term Debt	6,209	30	1.95	5,441	39	2.85
Total Interest-Bearing Liabilities	63,785	173	1.09%	53,553	190	1.44%

Noninterest-Bearing Deposits	14,016			11,353
Other Liabilities	13,355			9,021
Common Shareholders’ Equity	8,522			6,724

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$99,678			$80,651

Net Interest Earnings and Interest Rate Spread		$ 274	1.13%		$ 395	2.18%
Net Yield on Interest-Earning Assets			1.36%			2.44%

Excluding SPAS 13 Leveraged Lease adjustment, the rates on Domestic Office Loans would have been 3.82% and 3.49%, respectively.  The Net Interest Rate Spread and Net Yield on Interest-Earning Assets would have been 1.85% and 2.08%, respectively.